PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (Unaudited)



                                               Six Months Ended June 30,
($ in thousands)                                2001              2000
                                             -----------       ------------

Income before income taxes and
     after minority interests                   $ 6,581            $10,637

Undistributed equity income                        (110)               (42)

Minority interest income of
     subsidiaries with fixed charges              7,023              5,709
                                             -----------       ------------

     Adjusted earnings                           13,494             16,304
                                             -----------       ------------

Interest on debt                                  5,780              5,004

Loan fees                                           163                107
                                             -----------       ------------

     Total fixed charges                          5,943              5,111
                                             -----------       ------------

Total available earnings before
     fixed charges                             $ 19,437            $21,415
                                             ===========       ============

Ratio                                               3.3                4.2
                                             ===========       ============